Exhibit 99.3

Park City Group Expands Share Repurchase Program to $6 Million

Salt Lake City, UT – May 18, 2021 – Park City Group, Inc. (NASDAQ: PCYG), the parent company of ReposiTrak, Inc., which operates a B2B ecommerce, compliance, and supply chain platform that partners with retailers, wholesalers, and their suppliers, to accelerate sales, control risk, improve supply chain efficiencies, and source hard-to-find items, today announced today that its Board of Directors has approved the repurchase of up to $6 million of the company's common stock, increasing the buyback from $4 million to $6 million. To date, the Company has repurchased approximately $3 million on the original $4 million repurchase authorization.

Under this new stock repurchase program, Park City may repurchase shares in accordance with all applicable securities laws and regulations. Repurchases may be made at management's discretion from time to time on the open market or through privately negotiated transactions. The repurchase program has been authorized for a period of two year and it may be suspended for periods or discontinued at any time.

The expansion of the repurchase program follows the Company’s issuance of its Fiscal Third Quarter 2021 Earnings. A replay of the Company’s quarterly conference call can be accessed at https://bit.ly/3eUsAk9.

About Park City Group:

Park City Group, Inc. (NASDAQ:PCYG), the parent company of ReposiTrak, Inc., a compliance, supply chain, and e-commerce platform that enables retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies. More information is available at www.parkcitygroup.com and www.repositrak.com.

Specific disclosure relating to Park City Group, including management's analysis of results from operations and financial condition, are contained in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2020 and other reports filed with the Securities and Exchange Commission. Investors are encouraged to read and consider such disclosure and analysis contained in the Company's Form 10-K and other reports, including the risk factors contained in the Form 10-K.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (“Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

John Merrill, CFO
investor-relations@parkcitygroup.com

Or

FNK IR
Rob Fink
646.809.4048
rob@fnkir.com